Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

UNUM GROUP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common stock, par value $0.10 per share	Rule 457(c) and Rule 457(h)	200,000	$75.59	$15,118,000	$138.10 per $1,000,000	$2,087.80
Total Offering Amounts					$15,118,000		$2,087.80
Total Fee Offsets							$—
Net Fee Due							$2,087.80
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.10 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Unum European Holding Company Limited SAYE Share Option Scheme 2025.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low prices per share of the Common Stock, as quoted on the New York Stock Exchange, on December 11, 2025, which date is within five business days prior to filing this Registration Statement.
(3)    Rounded up to the nearest penny.